Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
CPI HOLDCO, INC.
a Delaware corporation

CPI Holdco, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. That Article I of the Corporation's Restated Certificate of Incorporation is amended to read in full as follows:

"ARTICLE I

The name of the corporation is CPI International, Inc. (the "Corporation")."

2. That the foregoing amendment of the Corporation's Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by resolution of the Board of Directors of the Corporation, and by the written consent in lieu of a meeting of the stockholders of the Corporation in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be duly executed by its duly authorized officer this 13th day of January, 2006.

CPI Holdco, Inc.

By:	/s/ Joel A. Littman

Name:	Joel A. Littman

Title:	Chief Financial Officer, Treasurer and Secretary